Exhibit 99.1

[FINANCIAL RELATIONS BOARD LOGO]


                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119
FOR FURTHER INFORMATION:

AT THE COMPANY:                            AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                            Diane Hettwer         Tim Grace
Chief Financial Officer                    Analyst Inquiries     Media Inquiries
(212) 692-7200                             (312) 640-6760        (312) 640-6667

FOR IMMEDIATE RELEASE
MONDAY, JUNE 27, 2005

                      LEXINGTON CORPORATE PROPERTIES TRUST
                     ANNOUNCES $200 MILLION CREDIT FACILITY

New York, NY - June 27, 2005 - Lexington Corporate Properties Trust ("Lexington") (NYSE:LXP), a real estate investment trust, today announced that it has obtained a $200 million unsecured revolving credit facility. The new credit facility replaces Lexington's existing $100 million credit facility and matures in June, 2008 with a one-year extension option. The credit facility bears interest at a rate of 120-170 basis points over LIBOR depending on Lexington's overall level of indebtedness. Borrowings on the old facility were at 150-250 basis points over LIBOR depending the number of properties Lexington owned free and clear of mortgage debt.

Comments From Management

Commenting on the new credit facility Patrick Carroll, Lexington's Chief Financial Officer, said, "Our portfolio growth and balance sheet improvement over the last two years have allowed us to increase our borrowing capacity and lower our financing costs. The new credit facility provides Lexington with added financial flexibility and more attractive short-term borrowing costs."

About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Friday, June 24, 2005 at $23.89 per share. Lexington pays an annualized dividend of $1.44 per share. Additional information about Lexington is available at http://www.lxp.com.


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Lexington Corporate Properties Trust
Add 1


This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.



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